Exhibit 99.1

Triccar, Inc. Announces Appointment of New CFO

Triccar, Inc proudly announces the appointment of Channing F. Chen as its Chief Financial Officer

Boise, ID, January 24, 2022 (GlobeNewsWire) Triccar, Inc. (OTCQB: TCCR) (“TRICCAR” and the “Company”), a data-driven platform designed for commercial and industrial real estate owners seeking to significantly improve net operating income while meeting carbon reduction goals, announces today the appointment of Channing F. Chen as its new Chief Financial Officer.

Mr. Chen will report directly to the President and CEO of the Company, Todd Michaels, and is charged with company financial management with an emphasis on implementing and designing company processes to assist in future growth in addition to overseeing structured finance.

“Channing is that rare success with experience both helping to build leading startups and holding executive positions with publicly traded companies in the clean energy sector. We have an unprecedented opportunity to remove friction between today's legacy finance process and quality upgrades developed within our program technologies. For the U.S. to reach 2050 carbon goals, 200,000 commercial buildings must be retrofitted per year. That is a 5 to 10x increase from today's status quo industry process run rate," stated Todd Michaels, President and CEO of the Company.

Channing Chen was appointed to serve as the Chief Financial Officer of Triccar Inc. on January 18, 2022. Previously, he was the founder and Managing Partner of Breakaway Energy Partners, LLC a solar finance and capital markets advisory firm where he led the financing and sale of distributed solar and energy storage projects for clients from 2017 to 2021. From 2006 to 2017, Mr. Chen served as Vice President of Corporate Finance at Solar Power Partners, Inc (acquired by NRG Energy in 2011), Vice President and General Manager at SunEdison, and Vice President of Structured Finance at NRG Energy (NYSE: NRG), leading teams that raised over $1.5 Billion in institutional equity and non-recourse financing across residential, commercial, and utility-scale solar projects. Mr. Chen holds a Bachelor of Arts in Environmental Chemistry from U.C. San Diego and an MBA from the University of Southern California. Mr. Chen is also an advisor and early-stage investor to several startup companies in the renewable energy space and serves on the board of the Sempervirens Fund.

Commenting on the new appointment, Mr. Chen stated, “Scaling distributed clean energy solutions is critical in mitigating the effects of climate change, and the Company is at the forefront of creating an industry-leading energy solution and financing platform for the commercial and industrial sector. The market opportunity is tremendous between reducing site-specific energy consumption and deploying clean energy generation at scale. I look forward to building a world-class company with Todd and the Triccar team.”

ABOUT TRICCAR:

Triccar, Inc., through its two wholly-owned subsidiaries, Correlate and Loyal Enterprises (DBA Solar Site Design), offers a complete suite of proprietary clean energy assessment and delivery solutions for the commercial real estate industry.

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Correlate is a portfolio-scale development and finance platform offering commercial and industrial facilities access to clean electrification solutions focused on locally-sited solar, energy storage, E.V. infrastructure, and intelligent efficiency measures. Its unique data-driven approach is powered by proprietary analytics, concierge subscription services, and a highly scalable national fulfillment network to help building owners profit from fully-funded, turnkey decarbonization and facility health programs.

The Company's website is located at: https://www.correlateinc.com/

Solar Site Design is a U.S. Department of Energy Sunshot Catalyst winner that provides customer acquisition and project development tools for the commercial solar industry. Its commercial marketplace platform connects highly qualified project opportunities to leading solar construction companies nationwide.

The Company's website is located at: https://www.solarsitedesign.com/

FORWARD-LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Triccar, Inc., its subsidiaries, business, and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Triccar, Inc. expresses or implies an expectation or belief about future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Triccar, Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Investors may contact: Market Street Capital, Inc. at (832) 447-7592